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                                                                   EXHIBIT 10.11


                       AMERICA ONLINE LATIN AMERICA, INC.
                        6600 N. Andrews Avenue, Suite 500
                            Fort Lauderdale, FL 33309




                            As of September 24, 2002



Turner Broadcasting System Latin America, Inc.
101 Marietta Street
9th Floor
Atlanta, Georgia 30303-2774

Re: Amendment of Memorandum of Agreement

Ladies and Gentlemen:

         This letter ("Amendment Letter") confirms the agreement between America Online Latin America, Inc. ("AOLA") and Turner Broadcasting System Latin America, Inc. ("Turner") to amend that certain Memorandum of Agreement, dated as of June 6, 2000, between AOLA and Turner (the "MOA"). AOLA and Turner may be referred to herein individually as a "Party" and together as the "Parties." Capitalized terms used herein but not otherwise defined shall have the meaning given such terms in the MOA.

         AOLA and Turner hereby agree as follows:

         1. Sections 2 and 3. The Parties agree that from the date hereof through December 31, 2002 (the "Original Termination Date"), they shall each negotiate in good faith to amend the economic and programming elements of Sections 2 and 3 of the MOA and to extend the effectiveness of such Sections (as modified by the Parties) through the Amended Termination Date (as defined below). In the event the Parties are unable to agree on such modifications within the period specified, Sections 2 and 3 of the MOA shall terminate as of the Original Termination Date, as provided for under paragraph 3 below. Any agreement between the Parties with respect to extension and modification of Sections 2 and 3 would be set forth in a separate amendment to the MOA.

         2. Section 4(a). Turner acknowledges and agrees that as of the date hereof AOLA and its affiliates have purchased a total of US$1,514,000 in advertising from Turner Properties in Latin America. The Parties agree that the obligations of the Parties under Section 4(a) of the MOA shall be modified as follows:

         (a) The balance of AOLA's US$3,000,000 purchase commitment, which as of the date hereof is equal to US$1,486,000 shall be paid by AOLA to Turner in accordance with the following schedule:
                  US$495,333 on or before September 30, US$495,333 on or before October 15, 2002 and US$495,333 on or before December 1, 2002.


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         (b)      AOLA will have the right to apply the amounts paid under
                  paragraph (a) above toward the purchase of advertising on Turner Properties in Latin America from the date hereof through the Amended Termination Date (as defined below). Such purchases shall be made in accordance with the following chart, subject to permitted country/date variances of +/-5%.

             (Amounts in Chart in US$000's other than Split which is in %)
           AOLA Investments in Turner ($K)   2002    2003      2004    Total
          -------------------------------  -------  ------    -----   ------
                   Brazil                   275.8   275.8     191.4    743.0
                   Mexico                   275.8   275.8     191.4    743.0
                   Argentina                 0.0     0.0       0.0      0.0
                  Total Latin America       551.6   551.6     382.8   1486.0
          -------------------------------   ------  -----     -----   ------
                  Split(%)                   37.1    41.6      21.3    100.0
          ===============================   ======  =====     =====   ======

                  The rates charged to AOLA for the above purchases shall be the preferred rates established in Section 4(a) of the MOA. The value of the advertising purchased by AOLA shall be calculated on a monthly, country-by-country basis by taking the total cost in local currency of the advertisements delivered in a particular country in a particular month and converting the total cost into US Dollars at the average exchange rate reported in the Currency Exchange rate table in the Wall Street Journal (eastern edition) during the applicable month.

         (c)      In addition to the advertising provided for under paragraph
                  (b) above, Turner shall provide to AOLA additional advertising at no cost to AOLA in an amount equal to no less than US$490,380 ("Bonus Advertising"). The Bonus Advertising shall be used by AOLA solely for running direct response commercials which shall include a toll-free phone number for viewers to call and register for an AOLA Service. The rates applied to the Bonus Advertising shall be the preferred rates established in Section 4(a) of the MOA. Turner shall determine at what times and on what Turner Properties in Latin America the Bonus Advertising will be delivered; provided, that the Bonus Advertising may not be delivered during between the hours of 12:01AM and 6:00AM, unless otherwise approved by AOLA. Bonus Advertising up to US$490,380 shall be delivered over the same time frame and in substantially the same proportions as the advertising covered under paragraph (b) above; provided, however, that in the event Turner has insufficient advertising inventory to deliver such Bonus Advertising within the specified time frame, Turner shall be given up to an additional six (6) months to deliver such Bonus Advertising. Bonus Advertising in excess of US$490,380, shall be delivered over the time frame and in such countries as determined by Turner in its sole discretion; provided that such Bonus Advertising must be delivered during the Term and within one of the countries specified in paragraph (b) above. Notwithstanding the foregoing, AOLA shall have the right to require that Turner discontinue the delivery of Bonus Advertising in a particular country in the event that the AOLA Service in such country ceases or substantially discontinues it operations in such country. AOLA will obtain a special toll-free phone for purposes of tracking the number of New Members (as defined below) generated pursuant to the Bonus Advertising.



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         (d)      AOLA's applicable local affiliate will pay Turner's applicable local affiliate a one-time fee (as specified in the chart below) for each for each New Member(1) acquired through the Bonus Advertising.

                  -------------------- -------------------------------------- ---------------------------------------
                                       PAYMENT FOR QUALIFIED                  PAYMENT FOR QUALIFIED
                  AOLA                 UNLIMITED HOURS MEMBER(2)              ARGENTINA UNBUNDLED MEMBER(3)
                  SERVICE
                  -------------------- -------------------------------------- ---------------------------------------
                  Brazil               50 Brazilian Reais                     N/A
                  -------------------- -------------------------------------- ---------------------------------------
                  Mexico               200 Mexican Pesos                      N/A
                  -------------------- -------------------------------------- ---------------------------------------
                  Argentina            50 Argentine Pesos                     50 Argentine Pesos
                  -------------------- -------------------------------------- ---------------------------------------

                  The amounts payable to Turner's local affiliates hereunder shall at no time be less than the amounts payable by AOLA's applicable local affiliates to other marketing partners for Qualified Unlimited Hours Members and Qualified Argentina Unbundled Members acquired through the broadcast of direct response commercials on cable television channels on substantially the same terms as those set forth in this Amendment Letter. For the avoidance of doubt, the foregoing sentence shall not apply to any marketing partner incurring additional costs or to commercials run on broadcast television channels. AOLA's local affiliates shall pay the amounts provided for in this paragraph (d) to Turner's local affiliates on a quarterly basis, within thirty (30) calendar days of their receipt of an invoice therefor from the applicable Turner local affiliate. After expiration or termination of this Agreement, AOLA's local affiliates will continue to make payments to Turner hereunder with respect to registrations which occur within ten (10) calendar days after the date on which the last of the Bonus Advertising is delivered in the applicable territory; provided, however, that if the MOA is terminated by AOLA pursuant to Section 11 of the MOA as a result of a breach of the MOA by Turner, AOLA's local affiliates shall not have the obligation to pay such bounty fees after such termination date. AOLA shall provide Turner with quarterly reports no later than fifteen (15) calendar days after the end of each quarter setting forth in reasonable detail the payments which accrued under this paragraph (d) during the preceding quarter, and the basis upon which such amounts were calculated by AOLA. Turner shall provide AOLA with monthly reports no later than fifteen (15) calendar days after the end of each month setting forth in reasonable detail the dates, times and channels on which the Bonus Advertising was broadcast during the preceding month and forecasts regarding the dates, times and channels on which the Bonus Advertising will be broadcast in the current month. Turner agrees that AOLA shall have the right at any time and at its sole discretion to change or discontinue the pricing plans offered to members of the AOLA Services; provided that no

------------------
1 "New Member" shall mean a Qualified Unlimited Hours Member or a Qualified Argentina Unbundled Member.

2 "Qualified Unlimited Hours Member" shall mean any person or entity who registers for an AOLA Service in Brazil, Mexico or Argentina pursuant to the Bonus Advertising and who pays on a timely basis the then-standard full retail price required for premium unlimited hours membership to such service through at least two (2) consecutive billing cycles after any billing cycles where such person or entity was not responsible for paying for the service.


3 "Qualified Argentina Unbundled Member" shall mean any person or entity who registers for the AOLA Service in Argentina pursuant to the Bonus Advertising and who pays on a timely basis the then-standard full retail price required for unlimited hours (without customer service) membership to such service through at least four (4) consecutive billing cycles after any billing cycles where such person or entity was not responsible for paying for the service.



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                  AOLA Service may discontinue offering its premium unlimited hours membership unless such Service ceases operations.

         3. Section 5. The Parties agree that Section 5 of the MOA shall be amended to provide that the MOA will expire on December 31, 2004 (the "Amended Termination Date"); provided that Sections 2, 3 and 4(b) through 4(f) of the MOA shall terminate as of the Original Termination Date (as defined in paragraph 1 above). The foregoing amendment shall not relieve either Party from fulfilling their respective obligations under Sections 2, 3 and 4(b) through 4(f) of the MOA on or before the Original Termination Date.

         4. Order of Precedence. This Amendment Letter is supplementary to and modifies the MOA. The terms of this Amendment Letter supersede provisions in the MOA only to the extent that the terms of this Amendment Letter and the MOA expressly conflict. Nothing in this Amendment Letter should be interpreted as invalidating the MOA generally, and provisions of the MOA will continue to govern relations between the parties insofar as they do not expressly conflict with this Amendment Letter.

         5. Counterparts. This Amendment Letter may be executed in any number of counterparts, each of which shall be deemed an original. Delivery of executed signature pages hereof by facsimile transmission shall constitute effective and binding execution and delivery hereof.

         If this Amendment Letter accurately sets forth your understanding of our agreement, please indicate such agreement by signing a copy of this letter where indicated below and returning a copy of the same to me.

                                              AMERICA ONLINE LATIN AMERICA, INC.


                                              By:   /s/ Eduardo Hauser
                                                 ----------------------------
                                                 Name: Eduardo Hauser
                                                 Title: Vice President


ACKNOWLEDGED AND AGREED:


TURNER BROADCASTING SYSTEM LATIN AMERICA, INC.


By:      /s/ Juan Carlos Urdaneta
    ----------------------------------------
      Name:  Juan Carlos Urdaneta
       Title:  President



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